UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2007

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)
New York	1-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
560 Lexington Avenue, New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)
(212) 704-2400
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

        On June 18, 2007, Volt Delta Resources, LLC (“VoltDelta”) and LSSI Resources Corp. (“Merger Sub”), each an indirect wholly owned subsidiary of the registrant, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LSSi Corp. (“LSSi”) and certain of LSSi’s shareholders, Warburg Pincus Private Equity VIII, L.P., Granite Ventures, LLC, H&Q LSSI Investors, L.P. and Georgica Advisors, LLC.

        Upon consummation of the merger, LSSi will merge with and into Merger Sub and become a wholly owned subsidiary of VoltDelta. The total merger consideration will be approximately $70 million in cash, subject to adjustment after the closing based upon the amount of LSSi’s working capital on the closing date.

        The transaction is subject to antitrust, and other regulatory approvals as well as other customary closing conditions and is expected to close in the registrant’s third fiscal quarter of 2007.

        The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which will be filed as an Exhibit to the registrant’s Form 10-Q for the fiscal quarter ending July 29, 2007.

Item 8.01.  Other Events.

        On June 19, 2007, the Company issued a press release announcing the execution of the Merger Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Volt Information Sciences, Inc., dated June 19, 2007.

S I G N A T U R E S

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date: June 21, 2007	By: /s/ Howard B. Weinreich Howard B. Weinreich Senior Vice President & General Counsel

EXHIBIT INDEX

99.1	Press release issued by Volt Information Sciences, Inc., dated June 19, 2007.